EXHIBIT 99.1

ARLINGTON, VA, December 12, 2002 – AES subsidiary, Eletropaulo Metropolitana Electricidade de Sao Paulo S.A., announced yesterday that it had extended its pending offer to exchange any of three combinations of cash and new notes for approximately $100 million of its outstanding commercial paper that was due and unpaid on December 9, 2002. The exchange offer was originally scheduled to expire on December 4, 2002, but had been extended to December 11, 2002. The further extension announced yesterday expires on December 18, 2002. Eletropaulo has made the exchange offer as part of its ongoing efforts to restructure its outstanding indebtedness.